Exhibit 8.1

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 _____________ LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

August 13, 2024

Ally Financial Inc.,

Ally Detroit Center

500 Woodward Ave., Floor 10,

Detroit, Michigan 48226.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration under the Securities Exchange Act of 1933, as amended (the “Act”) on Form S-3 that you filed with the Securities and Exchange Commission on the date hereof (such registration statement is referred to as the “Registration Statement”). We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “United States Taxation” in the prospectus (the “Prospectus”) forming a part of the Registration Statement, subject to the qualifications, limitations and assumptions set forth therein.

We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “United States Taxation” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP